UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 ______________________ FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 15, 2010 ASPEN EXPLORATION CORPORATION (Name of small business issuer as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860 Telephone number, including Area code Not applicable Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

     Pursuant to Aspen Exploration Corporation’s (“Aspen”) 2008 Equity Plan, on February 15, 2010 Aspen’s Board of Directors granted options to certain Aspen employees and consultants. The options were granted to persons who have remained with Aspen and have provided (and are expected to continue to provide) valuable services to Aspen, and to help align interests of the recipients with those of Aspen and its stockholders.

     In total Aspen granted options to acquire 350,000 shares of its common stock. Included in the persons receiving options were the persons currently serving as Aspen’s executive officers and as members of its Board of Directors, being:

Name and Title	Number of Options Granted

R.V. Bailey
(Chief Executive Officer, President	100,000
and Chairman of the Board)

Kevan Hensman
(Chief Financial Officer and Director)	75,000

Douglas Imperato
(Director)	75,000

     The options granted to each of the officers and directors named herein (and to each of the other option recipients) have an exercise price equal to $0.4125, which is equal to125% of the closing price of Aspen’s common stock on February 17, 2010 (the business day after the day Aspen filed its Form 10-Q for the quarter ended December 31, 2009). Each of the options expires on February 15, 2015. All of the options granted only vest upon a “change of control” (which term is defined in each recipient’s option agreement), and then only if Aspen has working capital of at least $3,000,000 on the date of the change of control event. Further, unless a given option recipient is terminated for cause the options will not expire following the termination of each recipient’s relationship (whether an employee, consultant or director) with Aspen.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 18th day of February 2010.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer